                                                                    EXHIBIT 10.1

        SEPTEMBER 26, 2001 AMENDMENT TO MUTUAL AGREEMENT BETWEEN MAGNETI
                  MARELLI USA, INC. AND EDELBROCK CORPORATION

     This September 26, 2001 Amendment is entered by and between MAGNETI MARELLI POWERTRAIN USA, INC. ("Magneti"), formerly known as Magneti Marelli USA, Inc., and EDELBROCK CORPORATION ("Edelbrock") to amend in part, as set forth below, the Mutual Agreement between Magneti Marelli USA, Inc., and Edelbrock Corporation dated January 1, 2000 (the "Agreement"), as modified by letter dated September 20, 1999, November 1, 1999, and November 5, 1999.

1. Paragraph No. 1 of the Agreement is amended, to add to the definition of Product, Part Number 1412 and Part Number 1413.

2. Paragraph No. 5 of the Agreement is amended to replace the first sentence with the following:

     Edelbrock agrees to purchase from Magneti, and Magneti agrees to sell to Edelbrock, a minimum quantity of Product equal to 225,000 units in calendar year 2000, 200,000 units per year in calendar years 2001 through 2003, and 150,000 units per year in calendar years 2004 through 2009, provided, however, that Edelbrock shall be deemed to have complied with such purchase requirements in each year that its purchases are not less than ninety percent (90%) of such targeted minimum amounts.

3. Paragraph No. 8 is amended to read in its entirety as follows: The term of this Agreement shall commence on January 1, 2000, and shall end on December 31, 2009.

4.   New Paragraph No. 15 shall be added as follows:

     Cancellation Election and Purchase Option:

     If, at any time during the course of this Agreement, (a) any unrelated person directly or indirectly acquires an ownership interest in either party exceeding fifty percent (50%), or (b) market conditions restrict competitiveness prohibiting the parties from meeting their mutual objectives, then all provisions of this Agreement, other than commitments outlined in Paragraph 5, if the triggering event is a change of control, may be cancelled by either party with twelve (12) months prior written notice. Upon written notification that Magneti elects to cancel this Agreement in accordance with this paragraph 15 and during the twelve (12) month period following, Edelbrock shall have the Right of First Refusal to match any third party offer for, or acquire from Magneti at a fair market value, all equipment, machinery, molds, tooling and all other assets including manufacturing rights (free and clear of all liens and liabilities) used by Magneti to manufacture the Product (Shall include Edelbrock throttle bodies and electronic fuel injection-related components). Upon written notification that Edelbrock elects to cancel this Agreement in accordance with this paragraph 15 and during the twelve
     (12) month period following, Magneti shall have the Right of First Refusal to continue distribution of the product and will receive such assistance from Edelbrock as is available to provide the product through the same distribution network as was used by Edelbrock and access to market information accumulated by Edelbrock relative to the product, its competition and market characteristics. Should Magneti distribute the product, it will do so under a different brand label and not carry the Edelbrock name.


MAGNETI MARELLI POWERTRAIN USA INC.        EDELBROCK CORPORATION


By:        /s/ FRED GOPAL                  By:      O. VICTOR EDELBROCK
    -------------------------------            -------------------------------
               Fed Gopal                            O. Victor Edelbrock
           President and CEO                         President and CEO